FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett, President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220
E-mail: gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES 2003 RESULTS

Chartley, Massachusetts, March 16, 2004. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced a net loss of $19 thousand, or ($0.00) per basic and diluted share, on revenue of $4 million for the fiscal year ended December 27, 2003. This compares with a net loss of $734 thousand, or ($0.06) per basic and diluted share, on revenue of $4.5 million for the year ended December 28, 2002.

Grant Bennett, President, said: "Financial performance significantly improved in 2003 compared to 2002. In 2003, CPS carefully and aggressively managed costs, and we engaged our customers to work with us in smoothing short-term demand fluctuations. Most importantly, beginning in Q2 and continuing throughout the year, demand from existing customers increased, and several new products for new customers moved from the prototype to the production stage, particularly in the flip-chip heat spreader segment. In Q1 2003 we incurred a net loss of $206 thousand on revenues of $595 thousand; in Q4 2003 net income was $151 thousand on revenues of $1.4 million.

We ended 2003 at a revenue run rate which, based on customer input as of today, we believe most likely will be sustained throughout 2004 although there is no guarantee this will be the case. We anticipate continued firmness in demand from existing customers, and that additional new products will transition from the prototype to the production stage in 2004."

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Companys products are primarily used in wireless communications basestations, high-density microprocessor packaging, motor controllers and satellite communications.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2004, or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS
CORPORATION
(CPS) (OTC BULLETIN BOARD: CPSX)

Year Ended	27-Dec-03	28-Dec-02

Revenues	$3,993,690	$4,493,900

Net loss	($19,029)	($734,308)

Basic and diluted loss per share	($0.00)	($0.06)

Weighted average basic and diluted shares	12,293,209	12,292,716

Quarter Ended:

Revenues	$1,423,628	$791,813

Net income	$151,305	($406,117)

Basic and diluted income per share	$0.01	($0.03)

Weighted average basic shares	12,293,209	12,293,209

Weighted average diluted shares	12,410,236	12,293,209